Exhibit 99.1

Cambium Learning Group Reports Second Quarter 2016 Financial Results

Learning A-Z and ExploreLearning Segments Record Strong First Half Top-Line Growth

Net Income Improves by $4.2 Million, with Positive Impact from 2015 Debt Refinancing

DALLAS— August 11, 2016—Cambium Learning® Group, Inc. (NASDAQ: ABCD, the “Company”), a leading educational solutions and services company committed to helping all students reach their full potential, announced today financial results for its second quarter ended June 30, 2016.

“Bookings for our technology-enabled solutions grew 26% in the second quarter versus prior year. We are seeing positive results from the development, marketing, and sales initiatives that support our technology-enabled transformation and we continue to gain momentum for the upcoming school year and important third quarter,” said John Campbell, Chief Executive Officer of Cambium Learning Group. “Our Learning A-Z and ExploreLearning segments both had a strong quarter, with Learning A-Z Bookings up 28% and ExploreLearning Bookings up 29% compared to the prior year second quarter. Our full year outlook for the Learning A-Z and ExploreLearning segments is unchanged. Bookings for our Voyager Sopris Learning segment declined 21% in the second quarter versus prior year, impacted in part by a timing shift in customer purchases to the second half of the year. With this segment’s slow start in the first half of the year, we have lowered Voyager Sopris Learning’s full-year outlook. We continue to expect our investments in growth to effect a strong turnaround at this segment with a gain in momentum in the second half of the year and improvement compared to last year’s 7% Bookings decline.”

Financial Snapshot

For the quarter ended June 30, 2016, the Company reported the following financial results:

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions)	2016	2015	$ Change	2016	2015	$ Change
GAAP net revenues	$39.1	$37.5	$1.6	$72.8	$68.9	$3.8
GAAP net income (loss)	3.8	2.0	1.8	3.7	(0.5)	4.2
EBITDA	11.2	11.1	0.1	17.2	17.4	(0.1)
Adjusted EBITDA	11.6	11.2	0.4	18.0	17.6	0.4
Adjusted EBITDA margin %	30%	30%		25%	25%

Bookings	$31.6	$31.8	$(0.2)	$52.9	$54.0	$(1.0)
Cash income	0.4	0.5	(0.1)	(10.4)	(6.8)	(3.6)
Cash income margin %	1%	1%		-20%	-13%

Cambium Learning Group’s business is highly seasonal, and Bookings historically peak during the third quarter, representing by far the preponderance of Bookings, revenue, and income each year. For example, the first and second quarters combined represented approximately 34% of full year 2015 Bookings, and the Company has historically reported negative Cash Income for the first half of the year.

First Half 2016 Financial Highlights

•

Generally Accepted Accounting Principles (GAAP) net revenues for the first half of 2016 increased by 6% to $72.8 million compared with $68.9 million in 2015. GAAP net revenues by segment for the six months ended June 30, 2016, and the change from the same period of 2015, were as follows:

o	Learning A–Z®—$31.6 million, increased $5.4 million or 21%
o	Voyager Sopris Learning®—$29.8 million, decreased ($3.2) million or (10%)

Cambium Learning Group, Inc./Page 2

o	ExploreLearning®—$11.4 million, increased $1.6 million or 17%
•	Bookings for the first half of 2016 decreased by 2% to $52.9 million compared with $54.0 million in the first half of 2015.
•	Technology-enabled Bookings represented 62% of total first half 2016 Bookings versus 54% of total first half 2015 Bookings, and grew 11% compared to the first half of 2015.
•

The Company reported a net income of $3.7 million during the first half of 2016 compared to a net loss of $0.5 million during the first half of 2015. Net interest expense was $3.7 million for the six months ended June 30, 2016, down $3.6 million from the first half of 2015 as a result of the debt refinancing completed in December 2015.

•

Adjusted EBITDA was $18.0 million, slightly up from 2015 as the increase in GAAP net revenues is offset by strategic investments into high-return, technology-enabled opportunities through segment-specific development, marketing and sales programs to support strong full-year and long-term growth.

•

Cash Income was ($10.4) million compared to ($6.8) million reported in the first half of 2015, due to lower Bookings in the first half of 2016 and higher expenses due to the ramp up of investments to support growth. Capital expenditures reflect planned investments in product development and totaled $10.8 million in the first half of 2016 versus $9.8 million in the first half of 2015.

•

The Company had cash and cash equivalents of $4.9 million at June 30, 2016. For the first half of 2016, cash used in operations was $1.7 million, cash used in investing activities was $10.8 million, and cash provided by financing activities was $8.7 million. At June 30, 2016, the principal amount of term loans outstanding was $103.1 million and the revolving credit facility outstanding was $10.5 million.

Second Quarter 2016 Financial Highlights

•

GAAP net revenues for the second quarter of 2016 increased by 4% to $39.1 million compared with $37.5 million in 2015. GAAP net revenues by segment for the three months ended June 30, 2016, and the change from the same period of 2015, were as follows:

o	Learning A–Z—$15.9 million, increased $2.6 million or 20%
o	Voyager Sopris Learning—$17.5 million, decreased ($1.8) million or (9%)
o	ExploreLearning—$5.8 million, increased $0.8 million or 17%
•

Bookings for the second quarter of 2016 decreased by 1% to $31.6 million compared with $31.8 million in the second quarter of 2015, with strong growth at the Learning A-Z and ExploreLearning segments offset by a decline in the Voyager Sopris Learning segment.

•

The Company reported a net income of $3.8 million during the second quarter of 2016 compared to net income of $2.0 million during the second quarter of 2015. Net interest expense was $2.0 million for second quarter of 2016, down $1.7 million from the second quarter of 2015 as a result of the debt refinancing completed in December 2015.

•

Adjusted EBITDA was $11.6 million, increasing $0.4 million from $11.2 million in 2015. The Company continues to see EBITDA improvement attributable to revenue favorability, which was partially offset by an increase in sales and marketing expense.

•

Cash Income was $0.4 million, a slight decrease compared with $0.5 million in the second quarter of 2015. Capital expenditures totaled $5.8 million in the second quarter of 2016 versus $5.0 million in the second quarter of 2015.

Cambium Learning Group, Inc./Page 3

First Half 2016 Segment Discussion

Bookings, Adjusted EBITDA, and Cash Income changes by segment for the three and six months ended June 30, 2016, compared to the same period of 2015 were:

	Q2 - 2016 % Change			YTD - 2016 % Change
	Bookings	Adjusted EBITDA	Cash Income	Bookings	Adjusted EBITDA	Cash Income
Learning A-Z	28%	14%	71%	13%	15%	(32)%
Voyager Sopris Learning	(21)%	(18)%	(49)%	(18)%	(34)%	(1616)%
ExploreLearning	29%	21%	751%	40%	21%	55%
Shared Services		(2)%	(13)%		0%	(7)%
Cambium Learning Group, Inc.	(1)%	3%	(13)%	(2)%	2%	(53)%

Bookings decreased 2% for the first half of 2016 compared to 2015. By segment:

•	Learning A-Z reported a 13% Bookings increase in the first half compared to prior year, due to strong second quarter growth of 28%.
•

Voyager Sopris Learning reported an 18% decrease for the first half of 2016 versus prior year. The segment has seen a shift in expected customer purchases to the back-to-school season in the third and early fourth quarters. Additionally, the segment has increased the use of pilot programs for the recently launched Velocity® product, which helps expand the pool of customer prospects for the long-term but does not immediately generate material top-line growth.

•

ExploreLearning experienced 40% growth in Bookings for the first half of 2016 versus prior year. This segment continued to show strong momentum in Reflex® and in the Gizmos® simulations which were upgraded to HTML5 earlier this year.

2016 Outlook

Mr. Campbell concluded, “We are pleased that the aggressive investments we’ve made in our Learning A-Z and ExploreLearning segments have paid off with a strong start to the year, and we are focused on execution of our transformation strategy at Voyager Sopris Learning and expect increasing momentum in this segment as we move into the seasonally most significant third quarter. We consider a return to Bookings growth as one of the key indicators of success with our Voyager Sopris Learning technology-enabled transformation, and we are focused on execution and the achievement of this objective for long-term value.”

The Company’s technology-enabled products continue to receive industry recognition. Cambium Learning Group was recently was awarded three 2016 Software and Information Industry Association CODiE Awards for Learning A-Z’s Headsprout® and RAZ-Kids® products and Explore Learning’s Reflex product. Additionally, Voyager Sopris Learning’s LANGUAGE! Live® program has been selected a winner of the 2016 Association of American Publishers REVERE Award in the “Classroom Supplemental Resources for Learners with Additional Educational Needs” category.

Company expectations for 2016 include the following:

•

Learning A-Z: The Company expects Learning A-Z to continue to show strong double-digit Bookings growth in 2016, estimated at approximately 20%, with consistent Adjusted EBITDA and Cash Income margins. Learning A-Z will continue to make aggressive investments in development, marketing and sales to fuel future growth. Capital expenditures for product development are expected to be roughly $8.0 million in 2016.

•

Voyager Sopris Learning: The Company expects this segment’s top line performance in 2016 to show improvement over the prior year Bookings decline of 7%, and slight growth of 1% to 2% is possible but highly dependent on several variables and third quarter performance.

Voyager Sopris Learning plans to continue to maintain its more effective cost structure, but in 2016 will be primarily focused on its return to growth, which the Company expects in 2016 or 2017. Voyager Sopris Learning plans to make investments in this growth, especially in sales and marketing, to fuel the success of the newer and technology-enabled solutions and to support the launch of Velocity. The 2016 Cash Income margin will depend heavily on top-line performance and may decrease or be up slightly depending on that

Cambium Learning Group, Inc./Page 4

performance. GAAP net revenue growth will be slowed by the continued transition to technology-enabled subscription solutions, which are generally recognized over the subscription period rather than up front, as is the case with print orders. Therefore, Adjusted EBITDA dollars and margin are expected to decline in 2016. Capital expenditures for product development are expected to be roughly $7.5 million in 2016.

•

ExploreLearning: The Company expects ExploreLearning Bookings growth to accelerate in 2016, as the entire library of Gizmos simulations is now upgraded to HTML5 and Reflex continues to show strong momentum. The Bookings growth is expected to range between 10% and 20%. Adjusted EBITDA and Cash Income margins are expected to grow slightly in 2016, as this segment gains scale but continues to invest aggressively in development, marketing and sales. Capital expenditures for product development are expected to be roughly $2.5 million in 2016.

•

Companywide: The Company expects Bookings growth to range between 7% and 12%. Adjusted EBITDA margins are expected to remain relatively consistent with 2015, and Cash Income growth is expected to meet or exceed the Bookings growth rate. Overall capital expenditures are expected to range between $21 million and $22 million, given product development plans as noted above, plus roughly $3.0 million of general capital expenditures.

Conference Call

Management will conduct a conference call at 9 a.m. EDT today (August 11, 2016) to discuss its financial results. Participants are encouraged to listen to the presentation via a live web broadcast at www.cambiumlearning.com in the Investor Relations section. In addition, a live dial-in is available at 720.634.2941 or 855.899.0417, passcode #46742771.

A replay will be available at 404.537.3406 or 855.859.2056, passcode #46742771, until August 12, 2016. The webcast also will be archived on the Company’s Investor Relations pages.

Non-GAAP Financial Measures

Bookings, EBITDA, Adjusted EBITDA, and Cash Income are not prepared in accordance with GAAP and may be different from similarly named, non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes these non-GAAP measures provide useful information to investors because they reflect the underlying performance of the ongoing operations of the Company and provide investors with a view of the Company’s operations from management’s perspective. Adjusted EBITDA and Cash Income remove significant purchase accounting, non-operational, or certain non-cash items from earnings. The Company uses Bookings, Adjusted EBITDA, and Cash Income to monitor and evaluate the operating performance of the Company and as the basis to set and measure progress toward performance targets, which directly affect compensation for employees and executives. The Company generally uses these non-GAAP measures as measures of operating performance and not as measures of the Company’s liquidity. The Company’s presentation of Bookings, EBITDA, Adjusted EBITDA, and Cash Income should not be construed as an indication that our future results will be unaffected by unusual, non-operational, or non-cash items.

About Cambium Learning Group, Inc.

Cambium Learning® Group is a leading educational solutions and services company committed to helping all students reach their full potential. Cambium Learning accomplishes this goal by providing evidence-based solutions and expert professional services to empower educators and raise the achievement levels of all students. The company is composed of four business units: Learning A–Z® (www.learninga-z.com), ExploreLearning® (www.explorelearning.com), Kurzweil Education® (www.kurzweiledu.com), and Voyager Sopris Learning® (www.voyagersopris.com). Together, these business units provide breakthrough technology solutions for online learning and professional support; best-in-class intervention and supplemental instructional materials; gold-standard professional development and school-improvement services; valid and reliable assessments; and proven materials to support a positive and safe school environment. Cambium Learning Group, Inc. (NASDAQ: ABCD), is based in Dallas, Texas. For more information, visit www.cambiumlearning.com.

Media and Investor Contact:
Barbara Benson

Cambium Learning Group, Inc./Page 5

Cambium Learning Group, Inc.
investorrelations@cambiumlearning.com

LHA
Jody Burfening/Carolyn Capaccio
212.838.3777
ccapaccio@lhai.com

Forward-Looking Statements

Some of the statements contained herein constitute forward-looking statements. These statements relate to future events, including the future financial performance of Cambium Learning Group, Inc., and involve known and unknown risks, uncertainties, and other factors that may cause the markets, actual results, levels of activity, performance, or achievements of Cambium Learning Group, Inc., to be materially different from any actual future results, levels of activity, performance, or achievements. These risks and other factors you should consider include, but are not limited to, the ability to successfully attract and retain a broad customer base for current and future products, changes in customer demands or industry standards, success of ongoing product development, maintaining acceptable margins, the ability to control costs, K–12 enrollment and demographic trends, the level of educational funding, the impact of federal, state, and local regulatory requirements on the business of the company, the loss of key personnel, the impact of competition, the uncertainty of general economic conditions and financial market performance, and those other risks and uncertainties listed under the heading “RISK FACTORS” in Cambium Learning Group, Inc.’s Form 10-K and other reports filed with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” or “priorities,” or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Cambium Learning Group, Inc., does not assume or undertake any obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events, or otherwise.

Cambium Learning Group, Inc./Page 6

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net revenues	$39,084	$37,454	$72,758	$68,925
Cost of revenues:
Cost of revenues	7,732	8,277	14,739	15,163
Amortization expense	4,475	4,275	8,125	8,278
Total cost of revenues	12,207	12,552	22,864	23,441
Research and development expense	3,019	2,415	6,139	4,892
Sales and marketing expense	11,846	10,479	24,157	21,123
General and administrative expense	5,102	5,202	10,104	10,417
Shipping and handling costs	221	248	380	422
Depreciation and amortization expense	856	1,000	1,697	1,993
Total costs and expenses	33,251	31,896	65,341	62,288
Income before interest, other income (expense) and income taxes	5,833	5,558	7,417	6,637
Net interest expense	(1,958)	(3,626)	(3,722)	(7,300)
Other income, net	—	260	—	475
Income (loss) before income taxes	3,875	2,192	3,695	(188)
Income tax expense	(111)	(186)	(33)	(304)
Net income (loss)	$3,764	$2,006	$3,662	$(492)
Net income (loss) per common share:
Basic	$0.08	$0.04	$0.08	$(0.01)
Diluted	$0.08	$0.04	$0.08	$(0.01)
Average number of common shares and equivalents outstanding:
Basic	45,764	45,498	45,752	45,488
Diluted	47,116	46,698	47,082	45,488

Cambium Learning Group, Inc./Page 7

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,868	$8,645
Accounts receivable, net	12,815	14,640
Inventory	3,857	4,694
Restricted assets, current	1,254	1,265
Other current assets	8,584	9,981
Total current assets	31,378	39,225
Property, equipment and software at cost	60,399	55,824
Accumulated depreciation and amortization	(36,007)	(33,284)
Property, equipment and software, net	24,392	22,540
Goodwill	47,842	47,842
Acquired curriculum and technology intangibles, net	1,970	2,731
Acquired publishing rights, net	1,022	1,459
Other intangible assets, net	2,672	3,231
Pre-publication costs, net	17,288	16,441
Restricted assets, less current portion	2,539	3,099
Other assets	4,671	4,817
Total assets	$133,774	$141,385

Cambium Learning Group, Inc./Page 8

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2016	December 31, 2015
	(Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,892	$1,993
Accrued expenses	12,207	14,224
Revolving credit facility	10,500	—
Current portion of long-term debt	5,600	3,850
Deferred revenue, current	54,306	74,107
Total current liabilities	86,505	94,174
Long-term liabilities:
Long-term debt	94,664	97,872
Deferred revenue, less current portion	11,339	11,481
Other liabilities	11,165	12,027
Total long-term liabilities	117,168	121,380
Stockholders' equity (deficit):
Preferred stock ($.001 par value, 15,000 shares authorized, zero shares issued and outstanding at June 30, 2016 and December 31, 2015)	—	—
Common stock ($.001 par value, 150,000 shares authorized, 52,323 and 52,268 shares issued, and 45,791 and 45,736 shares outstanding at June 30, 2016 and December 31, 2015, respectively)	52	52
Capital surplus	285,840	285,306
Accumulated deficit	(340,313)	(343,975)
Treasury stock at cost (6,532 shares at June 30, 2016 and December 31, 2015)	(12,784)	(12,784)
Accumulated other comprehensive loss:
Pension and postretirement plans	(2,694)	(2,768)
Accumulated other comprehensive loss	(2,694)	(2,768)
Total stockholders' equity (deficit)	(69,899)	(74,169)
Total liabilities and stockholders' equity (deficit)	$133,774	$141,385

Cambium Learning Group, Inc./Page 9

Cambium Learning Group, Inc. and Subsidiaries

Reconciliation of Net Loss to Cash Income

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2016	2015	2016	2015
Net income (loss)	$3,764	$2,006	$3,662	$(492)
Reconciling items between net income (loss) and EBITDA:
Depreciation and amortization expense	5,331	5,275	9,822	10,271
Net interest expense	1,958	3,626	3,722	7,300
Income tax expense	111	186	33	304
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	11,164	11,093	17,239	17,383
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Other income, net	—	(260)	—	(475)
Merger, acquisition and disposition activities	147	172	301	353
Stock-based compensation and expense	239	159	447	294
Adjusted EBITDA	11,550	11,164	17,987	17,555
Change in deferred revenues	(6,157)	(5,853)	(19,943)	(15,301)
Change in deferred costs	795	211	2,333	779
Capital expenditures	(5,776)	(5,049)	(10,766)	(9,832)
Cash income	$412	$473	$(10,389)	$(6,799)

Cambium Learning Group, Inc./Page 10

Cambium Learning Group, Inc. and Subsidiaries

Reconciliation of Bookings to Net Revenues by Segment - 2016

(unaudited)

	Three Months Ended June 30, 2016
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Bookings	$11,865	$14,974	$4,766	$31,605
Change in deferred revenues	3,998	1,143	1,016	6,157
Other	18	1,333	(29)	1,322
Net revenues	$15,881	$17,450	$5,753	$39,084

	Six Months Ended June 30, 2016
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Bookings	$20,031	$25,527	$7,365	$52,923
Change in deferred revenues	11,648	4,276	4,019	19,943
Other	(70)	(17)	(21)	(108)
Net revenues	$31,609	$29,786	$11,363	$72,758

Reconciliation of Net Income (Loss) to Cash Income by Segment - 2016

(unaudited)

	Three Months Ended June 30, 2016
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Other	Consolidated
Net income	$8,200	$4,448	$2,283	$(11,167)	$3,764
Reconciling items between net income and EBITDA:
Depreciation and amortization expense	—	—	—	5,331	5,331
Net interest expense	—	—	—	1,958	1,958
Income tax expense	—	—	—	111	111
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	8,200	4,448	2,283	(3,767)	11,164
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Merger, acquisition and disposition activities	—	—	—	147	147
Stock-based compensation and expense	59	74	32	74	239
Adjusted EBITDA	8,259	4,522	2,315	(3,546)	11,550
Change in deferred revenues	(3,998)	(1,143)	(1,016)	—	(6,157)
Change in deferred costs	504	198	93	—	795
Adjusted EBITDA excluding effect of deferred revenues and deferred costs	4,765	3,577	1,392	(3,546)	6,188
Capital expenditures − pre-publication costs	(1,309)	(685)	(224)	—	(2,218)
Capital expenditures − software development costs	(647)	(1,487)	(365)	—	(2,499)
Capital expenditures − general expenditures	(228)	(136)	(156)	(539)	(1,059)
Cash income	$2,581	$1,269	$647	$(4,085)	$412

Cambium Learning Group, Inc./Page 11

	Six Months Ended June 30, 2016
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Other	Consolidated
Net income	$16,125	$4,399	$4,108	$(20,970)	$3,662
Reconciling items between net income and EBITDA:
Depreciation and amortization expense	—	—	—	9,822	9,822
Net interest expense	—	—	—	3,722	3,722
Income tax expense	—	—	—	33	33
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	16,125	4,399	4,108	(7,393)	17,239
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Merger, acquisition and disposition activities	—	—	—	301	301
Stock-based compensation and expense	112	141	60	134	447
Adjusted EBITDA	16,237	4,540	4,168	(6,958)	17,987
Change in deferred revenues	(11,648)	(4,276)	(4,019)	—	(19,943)
Change in deferred costs	1,357	617	359	—	2,333
Adjusted EBITDA excluding effect of deferred revenues and deferred costs	5,946	881	508	(6,958)	377
Capital expenditures − pre-publication costs	(2,563)	(1,340)	(371)	—	(4,274)
Capital expenditures − software development costs	(1,251)	(2,844)	(761)	—	(4,856)
Capital expenditures − general expenditures	(465)	(283)	(223)	(665)	(1,636)
Cash income	$1,667	$(3,586)	$(847)	$(7,623)	$(10,389)

Cambium Learning Group, Inc./Page 12

Cambium Learning Group, Inc. and Subsidiaries

Deferred Revenue by Segment - 2016

(unaudited)

	June 30, 2016
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Deferred revenue, current	$29,808	$13,658	$10,840	$54,306
Deferred revenue, less current portion	5,195	3,877	2,267	11,339
Deferred revenue	$35,003	$17,535	$13,107	$65,645

Deferred Costs by Segment - 2016

(unaudited)

	June 30, 2016
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Deferred costs, current	$3,044	$2,261	$934	$6,239
Deferred costs, less current portion	531	695	195	1,421
Deferred costs	$3,575	$2,956	$1,129	$7,660

Reconciliation of Bookings to Net Revenues by Segment – 2015

(unaudited)

	Three Months Ended June 30, 2015
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Bookings	$9,260	$18,856	$3,694	$31,810
Change in deferred revenues	4,016	571	1,266	5,853
Other	(14)	(162)	(33)	(209)
Net revenues	$13,262	$19,265	$4,927	$37,454

	Six Months Ended June 30, 2015
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Bookings	$17,687	$30,994	$5,275	$53,956
Change in deferred revenues	8,525	2,307	4,469	15,301
Other	(15)	(290)	(27)	(332)
Net revenues	$26,197	$33,011	$9,717	$68,925

Cambium Learning Group, Inc./Page 13

Reconciliation of Net Income (Loss) to Cash Income by Segment - 2015

(unaudited)

	Three Months Ended June 30, 2015
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Other	Consolidated
Net income	$7,194	$5,440	$1,897	$(12,525)	$2,006
Reconciling items between net income and EBITDA:
Depreciation and amortization expense	—	—	—	5,275	5,275
Net interest expense	—	—	—	3,626	3,626
Income tax expense	—	—	—	186	186
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	7,194	5,440	1,897	(3,438)	11,093
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Other income, net	—	—	—	(260)	(260)
Merger, acquisition and disposition activities	—	—	—	172	172
Stock-based compensation and expense	42	49	21	47	159
Adjusted EBITDA	7,236	5,489	1,918	(3,479)	11,164
Change in deferred revenues	(4,016)	(571)	(1,266)	—	(5,853)
Change in deferred costs	177	(24)	58	—	211
Adjusted EBITDA excluding effect of deferred revenues and deferred costs	3,397	4,894	710	(3,479)	5,522
Capital expenditures − pre-publication costs	(1,153)	(882)	(195)	—	(2,230)
Capital expenditures − software development costs	(523)	(1,289)	(422)	—	(2,234)
Capital expenditures − general expenditures	(209)	(218)	(17)	(141)	(585)
Cash income	$1,512	$2,505	$76	$(3,620)	$473

Cambium Learning Group, Inc./Page 14

	Six Months Ended June 30, 2015
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Other	Consolidated
Net income (loss)	$14,067	$6,796	$3,412	$(24,767)	$(492)
Reconciling items between net loss and EBITDA:
Depreciation and amortization expense	—	—	—	10,271	10,271
Net interest expense	—	—	—	7,300	7,300
Income tax expense	—	—	—	304	304
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	14,067	6,796	3,412	(6,892)	17,383
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Other income, net	—	—	—	(475)	(475)
Merger, acquisition and disposition activities	—	—	—	353	353
Stock-based compensation and expense	78	90	37	89	294
Adjusted EBITDA	14,145	6,886	3,449	(6,925)	17,555
Change in deferred revenues	(8,525)	(2,307)	(4,469)	—	(15,301)
Change in deferred costs	528	(114)	365	—	779
Adjusted EBITDA excluding effect of deferred revenues and deferred costs	6,148	4,465	(655)	(6,925)	3,033
Capital expenditures − pre-publication costs	(2,264)	(1,681)	(307)	—	(4,252)
Capital expenditures − software development costs	(956)	(2,671)	(828)	—	(4,455)
Capital expenditures − general expenditures	(477)	(322)	(113)	(213)	(1,125)
Cash income	$2,451	$(209)	$(1,903)	$(7,138)	$(6,799)